Exhibit 21.1

Subsidiaries of Natrol, Inc.

Natrol Products, Inc.
Natrol Acquisition, Inc.
Natrol Real Estate, Inc.
Natrol Real Estate, Inc. II
Natrol Direct, Inc.
Prolab Nutrition, Inc.
Annasa, Inc.
Tamsol, Inc.